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                       SECURITIES AND EXCHANGE COMMISSION

                             WASHINGTON, D.C. 20549

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                                    FORM 8-K

                                 CURRENT REPORT
                     PURSUANT TO SECTION 13 OR 15(d) OF THE
                         SECURITIES EXCHANGE ACT OF 1934


         Date of report (Date of earliest event reported): May 10, 2001

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                                    IMP, Inc.
             (Exact name of Registrant as Specified in its Charter)


        Delaware                    0-15858                   94-2722142
(State or other jurisdiction       (Commission              (I.R.S. Employer
     of incorporation)              File Number)           Identification No.)

                             2830 North First Street
                           San Jose, California 95134
                    (Address of Principal Executive Offices)
                                 (408) 432-9100
              (Registrant's telephone number, including area code)

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ITEM 1.  CHANGE IN CONTROL OF REGISTRANT.

               On May 10, 2001, IMP, Inc., a Delaware corporation ("IMP"), entered into a Memorandum of Understanding Relating to Common Stock Issuance and Related Transactions (the "Investment MOU"). Pursuant to the Investment MOU, IMP agreed to issue to a management-led investor group (the "New Investor") an aggregate of 27.4 million shares of common stock for a purchase price of $6.0 million, or $0.22 per share. Members of the investor group include Subba Rao Pinamaneni, IMP's Chairman of the Board, Sugriva Reddy, IMP's Chief Executive Officer, John Chu, IMP's Vice President and General Manager--Standard Products, Moiz Khambaty, IMP's Vice President--Technology, Tarsaim Batra--IMP's Chief Operating Officer and Vice President--Manufacturing, K.Y. Mok and Dilip Kumor V. Lakhi. The sale of the shares, which is subject to certain conditions, is expected to be completed on a staged basis over the next 60 days. IMP has a limited right to terminate this financing transaction if a superior proposal is made by another party. IMP's existing majority stockholder has agreed to approve the new financing. A copy of the Investment MOU is attached hereto as Exhibit
99.1 and incorporated by reference herein. The foregoing description of certain terms of the Investment MOU is not complete and is qualified in its entirety by reference to the full text of the Investment MOU.

               Also on May 10, 2001, IMP entered into a Memorandum of Understanding Relating to Amendment of Convertible Debentures and Support of Investment Transactions (the "Amendment MOU") with IMP's existing majority stockholder, Teamasia Mauritius, and one of its affiliates (together, "Teamasia"). Pursuant to the Amendment MOU, the terms of $3.5 million of convertible debentures held by Teamasia which otherwise would have become due and payable in May and June 2001 will be amended as follows: (1) the maturity date will be extended for one year; (2) interest will accrue at the prime rate and be payable on the maturity date; and (3) the conversion rate will be reduced from $1.75 to $0.69, the closing price of IMP's common stock on May 10, 2001. In addition, IMP has agreed to issue to Teamasia a warrant to purchase approximately 1.6 million shares of common stock at an exercise price of $0.22 per share. Teamasia will continue to be entitled to nominate one director for election to IMP's Board of Directors for so long as it continues to own at least five percent of IMP's outstanding stock. A copy of the Amendment MOU is attached hereto as Exhibit 99.2 and incorporated by reference herein. The foregoing description of certain terms of the Amendment MOU is not complete and is qualified in its entirety by reference to the full text of the Amendment MOU.

               Upon completion of the transactions contemplated by the Investment MOU and the Amendment MOU, the New Investor will own approximately 72% of IMP's common stock, without giving effect to the exercise of outstanding options held by employees or the conversion of the outstanding convertible debentures held by Teamasia. As a result, these transactions will constitute a change in control of IMP. Although Mr. Pinamaneni is a director and minority stockholder of Teamasia, in making the proposal for the New Investor Mr. Pinamaneni is acting on behalf of himself and not acting directly or indirectly for Teamasia. IMP issued a press release announcing the new financing on May 15, 2001. A copy of the press release is attached hereto as Exhibit 99.3 and incorporated by reference herein.

               This report contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934,

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as amended. The forward-looking statements contained herein are subject to risks and uncertainties that could cause actual results to differ materially from those reflected in the forward-looking statements. For a discussion of the risks associated with IMP's business, please see the discussion under the caption "Factors Affecting Future Results" in IMP's Report on Form 10-Q for the quarter ended December 31, 2001 which has been filed with the Securities and Exchange Commission.

ITEM 7.  FINANCIAL STATEMENTS, PRO FORMA FINANCIAL INFORMATION AND EXHIBITS.

        (c)    Exhibits.

               The following exhibit is filed with this Current Report on Form 8-K:

               Exhibit No.     Description
               -----------     -----------
               99.1            Memorandum of Understanding Relating to Common
                               Stock Issuance and Related Transactions.

               99.2 Memorandum of Understanding Relating to Amendment of Convertible Debentures and Support of Investment Transaction.

               99.3            Press Release dated May 15, 2001.



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               Pursuant to the requirements of the Securities Exchange Act of
1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.



Date:  May 15, 2001                       IMP, INC.



                                          By: /s/ Sugriva Reddy
                                             -----------------------------
                                          Name:  Sugriva Reddy
                                          Title:  Chief Executive Officer


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                                        EXHIBIT INDEX

        Exhibit       Description
        -------       -----------
        99.1          Memorandum of Understanding Relating to Common
                      Stock Issuance and Related Transactions.

        99.2 Memorandum of Understanding Relating to Amendment of Convertible Debentures and Support of Investment Transaction.

        99.3          Press Release dated May 15, 2001.



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